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                                                                   EXHIBIT 10.10

                                                         Translation from French






                               EMPLOYMENT CONTRACT



BETWEEN THE UNDERSIGNED:

               Insituform Europe, a French societe par actions simplifiee with sole shareholder with a capital of 38,200 euros, having its registered office located at 30 boulevard de Bellerive - 92500 Rueil Malmaison, registered with the Registry of Commerce and Companies of Nanterre under number 433 960 242 (hereinafter referred to as "Insituform Europe"), represented by Mr. Robert Kelley, duly empowered for the purpose hereof, on the one hand,

AND:

               Mr. Antoine Menard, residing at 15 rue Charles-Rhone - 78100 Saint-Germain-en-Laye,

                                                                  on other hand,



IT HAS BEEN AGREED AS FOLLOWS:

                                    ARTICLE 1
                                     HIRING

                  1.1 Subject to the results of the hiring medical check-up, Insituform Europe shall hire Mr. Menard, who accepts it, as Manager (Directeur) as from February 1, 2001. This employment is governed by the terms hereof, by the collective bargaining agreement of public works - engineers and executives (convention collective nationale des travaux publics - ingenieurs et cadres) (n(Degree) 3005) of August 31, 1955, including its annexes and amendments (hereinafter the "Collective Bargaining Agreement"), as well as all other current or future provisions, instructions, or any regulations of Insituform Europe.



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               Mr. Menard, who accepts this hiring, formally represents that as from the above-mentioned date, he will not be bound to any other company and will be free of any commitment with any company whatsoever.

                  1.2 The seniority of Mr. Menard within Insituform Europe will be calculated as from May 1, 1995.

                  1.3 For the purpose of this employment contract, the term "Affiliated Company" shall mean any company which, directly or indirectly, through one or more intermediaries, controls Insituform Europe or is under the same control as Insituform Europe. A company shall be deemed to control another when it meets one of the criteria referred to in Article L. 233-3 of the French Commercial Code.

                                    ARTICLE 2
                                     DUTIES

                  2.1 Mr. Menard shall exercise the duties as Manager (Directeur), hierarchic coefficient 162, reference position C, 2nd grade, of the Collective Bargaining Agreement.

                  2.2 In his capacity as Manager (Directeur), Mr. Menard shall exercise the following duties:

                    - Supervision and follow-up of all European subsidiaries of Insituform Technologies, Inc. (hereinafter referred to as "ITI"), in particular setting-up and follow-up of the productivity enhancement and costs reduction plans in these subsidiaries, setting-up and follow-up of the sales policies targeted per country, creation and analysis of the various reports and management charts of the various subsidiaries, possible recruitment of senior managers of these subsidiaries and their career management.

                  He will exercise his duties under the authority and in the context of the instructions given by the Chairman of Insituform Europe to whom he will report on his activity.


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                  2.3 Mr. Menard will exercise his duties at the registered
office of Insituform Europe, it being however specified that he will have to frequently travel in the context of his duties.

                  2.4 Mr. Menard undertakes to devote the time, efforts, and attention appropriate to his position at Insituform Europe, and may not exercise any other position, on his behalf or on behalf of a third party, except in respect of the activities to be exercised for another company affiliated to ITI.

                                    ARTICLE 3
                                  COMPENSATION

                  3.1 Mr. Menard shall receive (i) a gross annual salary of eight hundred and fifty four thousand (854,000) francs, payable in thirteen (13) equal installments, the thirteenth installment being fully paid in December of the corresponding year. Insituform Europe shall proceed with an annual review of this salary (anniversary date March).

                  3.2 In addition to this gross salary, Mr. Menard shall be entitled to receive a non-guaranteed annual bonus of a target amount of 50% of the salary referred to in Article 3.1 above. The actual amount of the bonus, if any, shall be calculated according to the allocation rules provided for by ITI.

                  3.3 A company car (type Safrane or equivalent) shall be made available to Mr. Menard who may use it for professional and personal purposes, under the conditions in force within Insituform Europe and specified by memorandum. The portion corresponding to the use of the car for personal purposes, assessed at the gross amount of eight hundred and fifty (850) francs, shall be considered as a benefit in kind and in this respect shall be subject to social contributions. The transport expenses incurred by Mr. Menard for professional purposes will be reimbursed to him pursuant to the rules applicable within Insituform Europe.

                                    ARTICLE 4
                              TERM AND TERMINATION

                  4.1 This contract will come into force on February 1, 2001 for an indefinite term. It shall not be subject to a trial period.

                  4.2 This contract may be terminated by either party, by registered mail with return receipt requested indicating the prior notice period, which shall be three (3) months.




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There will be no prior notice period in case of dismissal for gross or willful misconduct (faute grave ou lourde).

                  4.3 For any dismissal other than for gross or willful misconduct, Mr. Menard shall receive, with respect to all indemnities to which he may be entitled, an indemnity amounting to:

                  (i)  one year of gross salary, within the meaning of Article
3.1 hereof only, or

                  (ii) the amount that is due to him under the provisions falling within either the regulations regarding labor law, or the Collective Bargaining Agreement, if this amount is higher than the amount referred to in
(i) above,

                  it being however understood that Mr. Menard shall bear all social contributions that could be payable due to the payment of the indemnity referred to in this Article.

                                    ARTICLE 5
                                  WORKING HOURS

                  The parties remind that the nature of the duties entrusted to Mr. Menard and his level of responsibility imply a large degree of independence in the organization of his work schedule excluding any fixed standard working hours. Therefore, due to the responsibilities that Mr. Menard assumes in the context hereof and the freedom he has in the organization of his work, he will not be submitted to the rules on overtime hours and compensating day-off.

                                    ARTICLE 6
                              PROFESSIONAL EXPENSES

                  Upon evidence of supporting documents, Insituform Europe will reimburse to Mr. Menard all reasonable expenses incurred in the context of his professional activity. This reimbursement shall be made in accordance with the rules and procedures applicable within Insituform Europe.


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                                    ARTICLE 7
                           PAID VACATION AND BENEFITS

                  7.1 Mr. Menard shall be entitled each year to paid vacation calculated in accordance with the law and the Collective Bargaining Agreement. The dates of this vacation shall be mutually agreed with Insituform Europe considering the needs of Insituform Europe.

                  7.2 Mr. Menard will be entitled to the benefits provided for by the law in force and the rules and procedures applicable within Insituform Europe.

                                    ARTICLE 8
                            CONFIDENTIAL INFORMATION

                  Mr. Menard hereby undertakes to scrupulously comply with, during the term of this contract and for a five-year period following its termination, the rules applicable regarding confidentiality and inventions set forth in Annex A attached hereto.

                                    ARTICLE 9
                                 NON-COMPETITION

                  For two years following the termination of Mr. Menard's employment contract, for any reason whatsoever, the latter undertakes not to, directly or indirectly, as principal, agent, employee, distributor, representative, partner, shareholder or other, compete with, in any way whatsoever, Insituform Europe, or any Affiliated Company for which Mr. Menard will have been in charge of the follow-up and supervision in respect hereof, as far as the activities of cleaning and renovating of pipes on the territory of the French Republic are concerned.

                                   ARTICLE 10
                          GOVERNING LAW OF THE CONTRACT

                  10.1 This contract shall be construed according to, and governed by, French law, and any dispute arising out of the performance hereof shall be governed by French law. The French courts will have exclusive jurisdiction.

                  10.2 The clauses of Insituform Europe's internal rules (reglement interieur), that Mr. Menard will comply with when such regulations will be adopted, will be applied to determine the rights and obligations of Mr. Menard and Insituform Europe that will not be specifically contemplated in this contract.


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                                   ARTICLE 11
                            ENTIRETY OF THE CONTRACT

                  This contract, with its Annex A, constitutes the entirety of the contract entered into between Mr. Menard and Insituform Europe, and cancels all uses and practices, arrangements, conventions, undertakings or statements of intent (whether written or oral) that have occurred between Mr. Menard and Insituform Europe in connection with the conditions of employment of Mr. Menard by Insituform Europe or any Affiliated Company. In particular, this contract cancels and supersedes the employment contract entered into between Mr. Menard and Insituform France on March 24, 1995 as well as any amendment thereto.


A FRENCH VERSION OF THIS CONTRACT WILL SUPERSEDE THIS ENGLISH VERSION.







                  The parties entered into this contract in two original counterparts in Rueil Malmaison, on January 31, 2001.


Insituform Europe




by        *                                                         *
   -----------------                                         -----------------
     Robert Kelley                                             Antoine Menard


* THIS DOCUMENT WAS EXECUTED IN FRENCH.


This document is a fair and accurate English translation of the Employment Agreement executed by Robert Kelley, on behalf of Insituform Europe, and Antoine Menard.



                                                      /s/ Thomas A. A. Cook
                                             -------------------------------
                                             Thomas A. A. Cook
                                             Vice President - General Counsel




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